UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2015

The Carlyle Group L.P.

(Exact name of Registrant as specified in its charter)

Delaware	001-35538	45-2832612
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 Pennsylvania Avenue, NW Washington, D.C.	20004-2505
(Address of principal executive offices)	(Zip Code)

(202) 729-5626

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments.

As previously disclosed in Note 7 to the condensed consolidated financial statements included in the quarterly report on Form 10-Q of The Carlyle Group L.P. (the “Partnership”) for the quarterly period ended June 30, 2015, in connection with the preparation and review of the Partnership’s condensed consolidated financial statements for the quarter ended June 30, 2015, the Partnership evaluated the intangible assets related to the open-ended funds in the Global Market Strategies segment with a carrying value of $255 million as of June 30, 2015, for indicators of impairment, of which $216 million related to the credit hedge funds managed by Claren Road Asset Management L.L.C. (“Claren Road”). The Partnership performed tests of recoverability of the $216 million of intangible assets and, based upon the results of this testing, no impairment was identified as of June 30, 2015.

As of August 16, 2015, the final date for Claren Road’s fund investors to submit notices of redemption for the current quarter, Claren Road had received approximately $2.0 billion of investor redemption notices. This represents approximately 48% of Claren Road’s assets under management. These redemptions, and any future reductions in assets managed by Claren Road, will result in lower management fees earned by Claren Road in subsequent periods and lower earnings contributions to the Partnership from Claren Road. This is not expected to materially impact the Partnership’s liquidity or compliance with debt covenants.

As a result of these events, on August 17, 2015, the Partnership concluded that the carrying value of its intangible assets associated with the acquisition of Claren Road is impaired. The estimated net impact to the Partnership’s third quarter financial results, including the expected reduction of related liabilities for contingent consideration associated with Claren Road of $41 million as of June 30, 2015, is between $100 million and $175 million. The impairment charge is a non-cash expense and is based on certain assumptions and estimates that involve a high degree of judgment. The actual amount of the charge will be determined by the future inflows and outflows and performance of Claren Road’s funds as well as Claren Road’s plans for managing the redemptions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CARLYLE GROUP L.P.

	By:	Carlyle Group Management L.L.C., its general partner

Date: August 17, 2015	By:	/s/ Curtis L. Buser
	Name:	Curtis L. Buser
	Title:	Chief Financial Officer